Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of November 1, 2016, among Accuride Corporation, a Delaware corporation (the “Company”), Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as notes priority collateral agent, registrar, paying agent and transfer agent (the “Collateral Agent”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture, dated as of July 29, 2010 (the “Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”), the Trustee and the Collateral Agent, providing for the issuance of 9.5% First Priority Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have duly consented to the amendments to the Indenture set forth in this Supplemental Indenture, in accordance with the Indenture, including Section 9.02 thereof;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee and the Collateral Agent (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 14.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Amendments.

(a)           Subject to Section 4 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.02; 4.03; 4.04; 4.05; 4.06; 4.07; 4,08; 4.09; 4.10 (except for clauses (a)(3) and (a)(4) and clause (b) thereof); 4.11; 4.12; 4.13; 5.01(a)(3), (a)(4) and (c)(1)(C)); and 6.01(a)(4) and (a)(5), of the Indenture.

(b)           Subject to Section 4 hereof, the Indenture is hereby amended by eliminating from Sections 6.01(a)(6) and (a)(7) references to Significant Subsidiary and any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary.

(c)           Subject to Section 4 hereof, the Indenture is hereby amended by deleting any definitions and cross references from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to clause (a) above.

(d)           Subject to Section 4 hereof, Section 11.01 of the Indenture is hereby amended to add the following as the final paragraph thereof:

“Notwithstanding the foregoing, the Trustee and Paying Agent, to the extent so directed in writing by the Company, may use amounts held in trust in connection with a satisfaction and discharge of the Indenture to pay all principal and interest due to Holders who tender their Notes to the Company for purchase before such Notes are paid in full at redemption or maturity, provided sufficient funds remain on deposit to pay all principal and interest due on Notes not tendered for purchase, such sufficiency to be certified by the Company to the Trustee and the Paying Agent in writing.”

(e)           Effective as of the date hereof, none of the Company, the Guarantors, the Trustee, the Collateral Agent or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or the Guarantors have observed, performed or complied with the provisions of the Indenture.

3.           Effect of Supplemental Indenture.  Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

4.           Effectiveness.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

5.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, this Supplemental Indenture, the guarantees provided by the Guarantors or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by tendering a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

6.          Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed the provisions required by the Trust Indenture Act of 1939, as amended, shall control.

7.           New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.           The Trustee and The Collateral Agent.  Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ACCURIDE CORPORATION

By:	/s/ Michael A. Hajost
	Name:	Michael A. Hajost
	Title:	Senior Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Notes Priority Collateral Agent, Registrar, Paying Agent and Transfer Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Debra A. Schwalb
	Name:	Debra A. Schwalb
	Title:	Vice President

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Vice President

[Signature Page to Accuride Corporation First Supplemental Indenture]